Monthly Statements to the
Securityholders Pursuant to Section 5.01 of
the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE1

Monthly Period	August 1, 2003 through August 31, 2003
Payment Date	09/25/03

Aggregate Amount Collected for the Collection Period

Interest	$2,716,412.04
Principal Collections	$44,350,615.14
Substitution Amounts	$—

Application of Collected Amounts

Applied in the following order of priority:			Factor per Thousand
(i )	Enhancer Premium		$126,666.67
(ii)	Noteholder’s Interest		$1,210,722.22	1.274444444
(iii)	Principal Collections to Funding Account		$—
(iv)	Excess Spread (during Revolving)		$—
(v )	Excess Spread (during AP)		$1,379,023.15
(vi)	Additional Balance Increase from Excess Spread (during MAP)		$—
(vii)	Noteholder’s Principal Distribution		$98,659,846.36
(viii)	Enhancer for Prior Draws		$—
(ix)	Liquidation Loss Amount		$—
(x )	Enhancer		$—
(xi)	Interest Shortfalls		$—
(xii)	Indenture Trustee		$—
(xiii)	Certificates		$1,379,023.15

Balances			Factors per Original

	Beginning Note Balance		$950,000,000.00	1.00000
	Ending Note Balance		$851,340,153.64	0.89615
		Change	$98,659,846.36	0.10385
	Beginning Excluded Amount		$—
	Ending Excluded Amount		$—
		Change	$—
	Beginning Pool Balance		$886,576,712.33	0.93324
	Ending Pool Balance		$866,148,870.44	0.91174
		Change	$20,427,841.89	0.02150
	Beginning Principal Balance		$886,576,712.33	1.01896
	Ending Principal Balance		$866,148,870.44	0.99548
		Change	$20,427,841.89	0.02348
	Additional Draws		$23,927,161.17
	Beginning Additional Balance		$—
	Additional Balance Increase (Draws less Payments less Funding)		$—
	Ending Additional Balance Increase Amount		$—

Delinquencies
	#	$
Two statement cycle dates:	14		$1,194,034.65
Three statement cycle dates:	2		$9,970.14
Four statement cycle dates:	3		$139,117.55
Five statement cycle dates:	1		$443,888.88
Six statement cycle dates:	—		$—
Seven + statement cycle dates:	1		$80,978.05
Foreclosures	1		$80,978.05
REO	—		$—
Liquidation Loss Amount	3		$4,387.92
Other Information
Gross WAC for Collection Period			3.898%
Net WAC Rate for Collection Period			3.258%
Mortgage Loans Repurchased (#/$)	0		$—
Beginning Pre-funding Account Balance			$—
Beginning Funding Account Balance			$78,232,004.47
Beginning Capitalized Interest Account Balance			$—
Ending Pre-funding Account Balance			$—
Ending Capitalized Interest Account Balance			$—
Ending Funding Account Balance			$—
Overcollateralization Amount (Beginning)			$14,808,716.80
Overcollateralization Target			$14,330,978.05
Overcollateralization Amount (Ending)			$14,808,716.80
Certificate Balance			$—
Gross CPR (1 mo. Annualized)			45.981%
Net CPR (1 mo. Annualized)			24.401%
Draw Rate (1 mo. Annualized)			27.982%
WAM			218.96
AGE			13.81

Wachovia Bank, National Association as Servicer